Exhibit 99.1

PROTECTION ONE ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS

Company increases retail RMR additions by 13%

Company to conduct conference call to review results today at 10 a.m. Eastern Time

LAWRENCE, Kan., November 11, 2005 — Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the third quarter ended September 30, 2005.

Richard Ginsburg, President and CEO, commented, “I am pleased to report our Protection One Monitoring reporting unit added 13% more retail recurring monthly revenue (RMR) in the third quarter of 2005 than in the third quarter of 2004 even as our business and customers faced the challenges of an unprecedented hurricane season.  As one of the few national, full-service commercial and residential companies in our industry, we continue to focus our efforts on closing the gap between retail losses and additions by leveraging our infrastructure and our new capital structure.”

Third Quarter Fiscal 2005 Results

The Company realized monitoring and related services revenues of $61.5 million, compared to $62.3 million in the third quarter of fiscal 2004, a decrease of 1.3%.  Hurricane Katrina, which principally affected the Company’s operations in New Orleans, resulted in the suspension of billing on approximately $0.1 million of RMR during the month of September and reduced monitoring and related service revenues in the quarter by that amount.  For comparison purposes, monitoring and related services revenues for the quarter ended September 30, 2004, decreased by 3.4% compared to the same period in 2003.

 Total revenues were $65.6 million compared to $67.5 million in the third quarter of fiscal 2004.  Most of this decline is attributable to lower amortization of previously deferred installation revenues

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which were reduced by push-down accounting adjustments (see “Push-Down Accounting” below for an explanation of why the Company adopted push-down accounting and a description of the impact of push-down accounting on the Company’s financial statements).

Net loss in the third quarter of 2005 was $(3.3) million, or $(0.18) per share, compared to $(16.7) million, or $(8.47) per share, in the third quarter of fiscal 2004.  The per share calculation for the third quarter of 2004 has been adjusted to give retroactive effect to the one-share-for-fifty shares reverse stock split.

Reflecting the one-share-for-fifty-shares reverse stock split and the debt-for-equity exchange that occurred in the first quarter of 2005, the weighted average number of outstanding shares was 18,198,571 in the third quarter of 2005, compared to 1,965,654 in the third quarter of fiscal 2004.

Year to Date Fiscal 2005 Results

The Company realized monitoring and related services revenues of $26.5 million in the 39-day period commencing January 1, 2005, and ending with and including February 8, 2005, (the “pre-push down period”) and $158.1 million in the 234-day period beginning after that date and ending on September 30, 2005, utilizing the new basis of accounting (the “post-push down period”).  These revenues for the nine months ended September 30, 2005, which were not affected by the push-down accounting adjustments, decreased by 0.7% compared to the $186.0 million of monitoring and service revenues realized in the same period one year ago.  For comparison purposes, monitoring and related services revenues for the nine months ended September 30, 2004, decreased by 3.9% compared to the same period in 2003.

 Total revenues in the pre- and post-push down periods were $28.5 million and $168.0 million, respectively, and were $201.9 million in the first nine months of fiscal 2004.

Net loss in the pre- and post-push down periods in the first three quarters of fiscal 2005 was $(11.4) million, or $(5.80) per share, and $(14.4) million, or $(0.79) per share, respectively, and was $(342.7) million, or $(174.29) per share, in the first three quarters of fiscal 2004.  The per share calculation for the first three quarters of 2004 has been adjusted to give retroactive effect to the one-share-for-fifty shares reverse stock split.  The net loss in the first three quarters of fiscal 2004 included a

$285.9 million, or $(145.42) per share, non-cash charge against income to establish a valuation allowance for non-realizable deferred tax assets resulting from the sale of the Company, which ended the Company’s participation in a consolidated tax group with its former parent company.

Reflecting the one-share-for-fifty-shares reverse stock split and the debt-for-equity exchange, the weighted average number of outstanding shares was 18,198,571 in the post-push down period and 1,965,654 in the pre-push down period and in the first three quarters of fiscal 2004.

Recurring Monthly Revenue

Recurring monthly revenue (RMR) as of September 30, 2005, was $19.7 million, a 1.5% decrease compared to RMR of $20.0 million as of September 30, 2004.  Approximately $0.1 million of the decrease was caused by Hurricane Katrina.  In the third quarter of fiscal 2005, the Company’s Protection One Monitoring reporting unit added approximately $0.5 million of retail RMR, 12.7% more than it added in the third quarter of 2004.  In the first three quarters of fiscal 2005, the Protection One Monitoring reporting unit added approximately $1.4 million of retail RMR, 9.2% more than it added in the first three quarters of fiscal 2004.  See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

Excluding the benefit of move-in accounts (new residents in locations with pre-existing Company alarm systems), the annualized customer attrition rate in the third quarter of fiscal 2005 for the Protection One Monitoring reporting unit (excluding wholesale and losses from Hurricane Katrina) was 13.4%, compared to 13.6% during the third quarter of fiscal 2004.  On a trailing twelve months basis ending September 30, 2005, the customer attrition rate for the Protection One Monitoring reporting unit (excluding wholesale and losses from Hurricane Katrina) decreased to 12.7% in 2005 from 13.5% in 2004, as the Company’s largest reporting unit produced improvement in this important metric.

Including the benefit of move-in accounts, the annualized customer attrition rate in the third quarter of fiscal 2005 for the Protection One Monitoring reporting unit (excluding wholesale and losses from Hurricane Katrina) was 10.9%, compared to 11.0% during the third quarter of fiscal 2004.  On a trailing twelve months basis ending September 30, 2005, the customer attrition rate for the Protection One Monitoring reporting unit (excluding wholesale and losses from Hurricane Katrina) decreased to 10.2% in 2005 from 11.0% in 2004.

The annualized customer attrition rate for the Company’s Network Multifamily reporting unit (excluding losses from Hurricane Katrina) in the third quarter of fiscal 2005 was 7.1%, compared to 5.7% in the third quarter of fiscal 2004 and, on a trailing twelve months basis ending September 30, was 6.6% in 2005 compared to 6.2% in 2004, reflecting an increase in contract buyouts and termination of contracts eligible for renewal.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the third quarter of fiscal 2005 was $21.5 million, down from $22.9 million in the third quarter of fiscal 2004, primarily due to expanding our organic retail sales programs which reduce EBITDA due to the expensing of certain sales overhead costs.

Adjusted EBITDA in the pre- and post-push down periods in the first nine months of fiscal 2005 was $9.0 million and $55.1 million, respectively, and was $66.5 million in the first nine months of fiscal 2004.

See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

Total debt reflected on the Company’s balance sheet as of September 30, 2005, net of discounts, was $323.0 million, compared to total debt on December 31, 2004, including premiums, of $505.8 million.  The face value of debt outstanding on September 30, 2005, was $344.8 million, 31.8% lower than the $505.5 million outstanding on December 31, 2004.

 The Company’s cash and equivalents as of September 30, 2005, were $14.6 million, compared to $52.5 million at the end of 2004.

Push-Down Accounting

On February 8, 2005, as previously reported, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million in exchange for 16 million shares of the Company’s common stock. The issuance of the new shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005, debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired, based on the estimated fair market values of the assets and liabilities. It is important to note that the “push-down” accounting adjustments did not impact cash flows.

Due to the impact of the changes resulting from the push-down accounting adjustments described above, some results in 2005 may not be comparable to results achieved in 2004. Therefore, the income statement presentation of the Company’s results for the nine months ended September 30, 2005, accompanying this release and to be included in the Company’s Form 10-Q for the quarterly period ended September 30, 2005, (and in subsequent filings) separates the Company’s results into two periods:  (1) the 39-day period commencing January 1, 2005, and ending with and including the February 8, 2005 consummation of the debt-for-equity exchange and (2) the 234-day period beginning after that date and ending on September 30, 2005, utilizing the new basis of accounting.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA  is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry.  Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted

EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense; principal payments; changes in working capital needs; cash requirements for acquiring new customers, replacing certain assets that are being depreciated or amortized, or other capital expenditures; or certain event-related expenses such as change in control, debt restructuring, consolidation, retention bonus or sale-related expenses.  Accordingly, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	(dollar amounts in thousands)
	2005		2004
	February 9 through September 30	January 1 through February 8	Nine Months Ended September 30,
Loss before income taxes	$(14,102)	$(11,370)	$(64,187)
Plus:
Interest expense	22,863	4,544	33,420
Amortization of intangibles and depreciation expense	32,922	6,638	58,881
Amortization of deferred costs in excess of amortization of deferred revenues	5,460	2,837	15,567
Reorganization costs (a)	—	6,374	22,962
Corporate consolidation costs (b)	1,879	—	—
Loss on retirement of debt	6,657	—	—
Less:
Other expense (income)	(628)	(15)	(100)
Adjusted EBITDA	$55,051	$9,008	$66,543

(a)                                  Reorganization costs for 2005 include fees paid upon completion of the restructuring transactions, key employee retention plan payments and legal fees.  Reorganization costs for 2004 include change of control and debt restructuring expense.

(b)                                 Corporate consolidation costs relate to the consolidation of management and other corporate functions of our Network Multifamily segment and include severance payments and accrued expenses relating to retention agreements.

	Consolidated
	Three Months Ended September 30,
	2005	2004
	(dollar amounts in thousands)
Loss before income taxes	$(3,163)	$(16,567)
Plus:
Interest expense	7,500	11,302
Amortization of intangibles and depreciation expense	12,843	19,546
Amortization of deferred costs in excess of amortization of deferred revenues	2,544	5,631
Change in control and debt restructuring costs	—	3,025
Corporate consolidation costs	1,879	—
Less:
Other (income) expense	(78)	(17)
Adjusted EBITDA	$21,525	$22,920

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations.

	Feb. 9, through September 30,	Nine Months Ended September 30,
	2005	2004
	(dollar amounts in millions)
Recurring Monthly Revenue at September 30	$19.7	$20.0
Amounts excluded from RMR:
Amortization of deferred revenue	0.4	0.7
Other revenues (a)	1.7	1.8
Revenues (GAAP basis):
September	21.8	22.5
February 9 — August 31, 2005	146.2	—
January — August, 2004	—	179.4
Total period revenue	$168.0	$201.9

(a) Revenues not pursuant to monthly contractual billings.

Conference Call and Webcast

    Protection One will host a conference call and audio webcast today at 10 a.m. Eastern Time to review these results. The call may be accessed by dialing (800) 810-0924 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 1784218.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until November 25, 2005. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 1784218.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States.  Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to more than one million residential and commercial customers.  For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements may describe our future plans, objectives, expectations or goals. Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base. Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition. See our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, which the Company filed with the SEC on March 17, 2005, and amended on March 24, 2005, and our Quarterly Report on form 10-Q for the quarter ended September 30, 2005, which we expect will be filed with the SEC on November 14, 2005, for a further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One and Subsidiaries

Summary Income Statement

(Amounts in thousands, except per share amounts)

	2005		2004
	February 9 - September 30	January 1 - February 8	January 1 - September 30
Revenues:
Monitoring & related services	$158,143	$26,455	$185,974
Other	9,832	2,088	15,959
Total revenue	167,975	28,543	201,933

Cost of revenues:
Monitoring & related services	44,501	7,400	52,252
Other	12,709	3,314	23,085
Total cost of revenues	57,210	10,714	75,337

Selling expenses	19,651	3,989	24,047
General & administrative	41,536	8,104	52,489
Change in control and debt restructuring costs	—	5,939	22,046
Corporate consolidation costs	1,866	—	—
Amortization of intangibles and depreciation expense	32,922	6,638	58,881
Total operating expenses	95,975	24,670	157,463

Operating income (loss)	14,790	(6,841)	(30,867)

Other income/(expense)
Interest expense, net	(22,863)	(4,544)	(33,420)
Loss on retirement of debt	(6,657)	—	—
Other	628	15	100
Loss before income taxes & extraordinary item	(14,102)	(11,370)	(64,187)
Income tax expense	(316)	(35)	(278,464)

Net loss	$(14,418)	$(11,405)	$(342,651)

Net loss per common share (a)	$(0.79)	$(5.80)	$(174.29)

Other Data:

Weighted average common shares outstanding (a)	18,199	1,966	1,966

(a) - gives effect to the one-for-fifty-shares reverse stock split on February 8, 2005.

Protection One and Subsidiaries

Summary Income Statement

(Amounts in thousands, except per share and subscriber amounts)

	Quarter Ended September 30,
	2005	2004
Revenues:
Monitoring & related services	$61,519	$62,272
Other	4,104	5,256
Total revenue	65,623	67,528

Cost of revenues:
Monitoring & related services	17,606	17,918
Other	5,049	7,869
Total cost of revenues	22,655	25,787

Selling expenses	8,228	8,486
General & administrative	15,772	16,882
Change in control and debt restructuring costs	—	2,109
Corporate consolidation costs	1,866	—
Amortization of intangibles and depreciation expense	12,843	19,546
Total operating expenses	38,709	47,023

Operating income (loss)	4,259	(5,282)

Other income/(expense)
Interest expense, net	(7,500)	(11,302)
Other	78	17
Loss before income taxes & extraordinary item	(3,163)	(16,567)
Income tax expense	(122)	(85)

Net loss	$(3,285)	$(16,652)

Net loss per common share (a)	$(0.18)	$(8.47)

Other Data:

End of period subscribers	1,010,688	1,035,286
Weighted average common shares outstanding (a)	18,199	1,966

(a) - gives effect to the one-for-fifty-shares reverse stock split on February 8, 2005.

Protection One and Subsidiaries

Summary Balance Sheet and Cash Flow Data

(Dollars in thousands)

Balance Sheet Data:

	September 30, 2005	December 31, 2004
ASSETS
Current assets	$51,746	$96,563
Property and equipment, net	20,128	31,152
Restricted cash, net of current portion	1,567	—
Customer accounts, net	241,962	176,155
Goodwill	12,160	41,847
Tradename	25,812	—
Deferred customer acquisition costs	64,163	107,310
Other assets	8,632	8,017
	$426,170	$461,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$60,903	$469,123
Long term debt, net of current portion	320,643	110,340
Deferred customer acquisition revenue	33,839	57,433
Other liabilities	1,568	1,757
Total liabilities	416,953	638,653

Stockholders’ equity (deficiency in assets)	9,217	(177,609)
	$426,170	$461,044

	2005		2004
	February 9 - September 30	January 1 - February 8	January 1 - September 30
Cash Flow Data:

Net cash provided by operating activities	$25,948	$3,710	$6,545

Net cash used in investing activities	$(15,578)	$(2,473)	$(20,597)

Net cash provided by (used in) financing activities	$(49,545)	$—	$380